EXHIBIT 1
Enerplus Resources Fund
The Dome Tower
3000, 333-7th Avenue SW
Calgary, Alberta T2P 2Z1
Tel 403.298.2200
Fax 403.298.2211
www.enerplus.com

May 24, 2006
FOR IMMEDIATE RELEASE
Enerplus Resources Fund
TSX: ERF.UN
NYSE: ERF

ENERPLUS ADVISES OF INCIDENT
AT JOSLYN SAGD PROJECT

Deer Creek Energy Limited (“Deer Creek”), a wholly-owned subsidiary of Total E&P Canada, and the operator of the Joslyn project of which Enerplus owns a 15% working interest, announced that an incident had occurred at the Joslyn SAGD facility, 60 kilometres north of Fort McMurray, on May 18th at 5:15 a.m.

A release of steam occurred from underground, unsettling the ground and trees over a distance of approximately 100 metres. Steam was released into the atmosphere for approximately five minutes.

No injuries occurred as a result of this incident and there is no indication that any harmful emissions were released either into the atmosphere or nearby waterways.

The affected well pair (both the injection and producing well) was immediately shut down and two adjoining well pairs were also shut down as a further precautionary measure. Steam circulation in the remaining well pairs of the SAGD Phase II project have continued, however, pressures have been reduced.

Deer Creek have advised that all required regulatory agencies were immediately informed of the incident. The cause of the incident is currently under investigation and no further details are available at this time.

Inquiries may be directed to the Investor Relations Department at Enerplus at 1-800-319-6462 or by email to investorrelations@enerplus.com.

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “expects”, “projects”, “plans” and similar expressions, are forward-looking information that represents management of Enerplus’ internal projections, expectations or beliefs concerning, among other things, future operating results and various components thereof or the economic performance of Enerplus. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus’ actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, those described in Enerplus’ filings with the Canadian and U.S. securities authorities. Accordingly, holders of Enerplus Trust Units and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted.